EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

We consent to the incorporation by reference in Registration Statement No. 33-47442 of Spartan Stores, Inc. 1991 Stock Bonus Plan, Registration Statement No. 33-47493 of Spartan Stores, Inc. 1991 Stock Option Plan, Registration Statement No. 33-96259 of Spartan Stores, Inc. Long Term Incentive Plan, Registration Statement No. 333-49448 of Spartan Stores, Inc. Directors' Stock Purchase Plan, Registration Statement No. 333-65802 of Spartan Stores, Inc. 2001 Stock Incentive Plan, Registration Statement No. 333-66430 of Spartan Stores, Inc. Savings Plus Plan, Spartan Stores, Inc. Savings Plus Plan for Union Associates and Spartan Retail Savings Plus Plan, Registration Statement No. 333-71774 of Spartan Stores, Inc. 2001 Stock Bonus Plan, Registration Statement No. 333-72010 of Spartan Stores, Inc. 2001 Associate Stock Purchase Plan, Registration Statement No. 333-75810 of Spartan Stores, Inc. Supplemental Executive Savings Plan on Forms S-8, and Amendments No. 1 and No. 2 to Registration Statement No. 333-53672 of Spartan Stores, Inc. Prospectus on Form S-3 of our report dated May 2, 2001, appearing in this Annual Report on Form 10-K/A of Spartan Stores, Inc. for the year ended March 31, 2001.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Spartan Stores, Inc. (the "Company"), listed in Item 14(a)(2). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statement taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan
May 24, 2002